Exhibit 99.2

STEMCELLS, INC. ANNOUNCES PRICING OF PUBLIC OFFERING TO RAISE $25 MILLION

NEWARK, Calif., (April 24, 2015) – StemCells, Inc. (NASDAQ: STEM) today announced the pricing of an underwritten public offering of common stock and warrants with a public offering price of $0.70 for a fixed combination of one share of common stock and a warrant to purchase three-quarters of a share of common stock. The warrants have an exercise price of $0.85 per share, are exercisable immediately, and will expire five years from the date of issuance. The Company expects to receive gross proceeds of approximately $25.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses. The Company has also granted the underwriters a 30 day option to purchase up to an additional 5,357,250 shares of common stock and/or warrants to purchase up to an additional 4,017,938 shares of common stock to cover over-allotments, if any.

The offering is expected to close on or about April 29, 2015, subject to customary closing conditions.

Maxim Group LLC is acting as sole book-running manager for the offering and Chardan Capital Markets is acting as co-manager for the offering.

StemCells intends to use the net proceeds of the offering for general corporate purposes, including working capital, capital expenditures and research and development.

The securities are being offered by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement, a copy of which may be obtained, when available, at the website of the SEC at http://www.sec.gov. Electronic copies of the preliminary prospectus may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at 212-895-3745. A final prospectus supplement related to the offering will be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About StemCells, Inc.

StemCells, Inc. is currently engaged in clinical development of its platform technology, HuCNS-SC® (purified human neural stem cells) as a potential treatment for disorders of the central nervous system (CNS). Interim data from the Company’s Phase I/II clinical trial in thoracic spinal cord injury (SCI) shows measurable gains involving multiple sensory modalities and segments, including the conversion of 2 of 7 patients enrolled in the study with complete injuries (AIS A) converting to incomplete injuries (AIS B), post-transplant. Enrollment has recently commenced in the Company’s Phase II clinical trial in cervical SCI. StemCells, Inc. has also completed enrollment and treatment in its Phase I/II clinical trial in geographic atrophy of age-related macular degeneration (GA-AMD), the most severe form of dry AMD, which is the leading cause of blindness in the elderly. Based upon interim results for subjects with twelve months data, the Company reported a 70 percent reduction in the rate of disease progression as compared to the control (untreated) eye and a 65 percent reduction in the rate of disease progression as compared to the expected natural history of the disease. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company showed preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells.

Certain statements contained herein, including the Company’s intention to complete the offering and the expected use of net proceeds, are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual events or results could differ materially from those stated here. These forward-looking statements reflect management’s expectations as of the date of this press release and are subject to certain risks and uncertainties, including the expected gross proceeds of the offering, the expected closing date and other factors. The Company does not undertake to revise these statements to reflect subsequent developments.

CONTACT:

Greg Schiffman

StemCells, Inc.

Executive Vice President and Chief Financial Officer

(510) 456-4128

Lena Evans

Russo Partners

(212) 845-4262